Exhibit 99.1
Narrative Portions of Form 12b-25 filed by Fannie Mae
November 10, 2005
Narrative
     Fannie Mae is required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing an explanation regarding whether the results of operations it expects to report for the third quarter of 2005 will reflect significant changes from results of operations for the third quarter of 2004. Because of the restatement and re-audit process described above, Fannie Mae is unable to provide a reasonable estimate of either its third quarter 2005 results of operations or its third quarter 2004 results of operations. Accordingly, Fannie Mae cannot at this time estimate what significant changes will be reflected in its third quarter 2005 results of operations from its third quarter 2004 results of operations. Presented below is a discussion of certain accounting matters that may significantly impact the results of operations for third quarter 2005 and the results of operations for third quarter 2004 that Fannie Mae ultimately reports, followed by a discussion of certain key business and market issues that have impacted the company, disclosures regarding certain risks and risk management practices and updates on certain personnel and regulatory matters.
Accounting Review
     As noted above, Fannie Mae is conducting a comprehensive review of its accounting policies and practices. Set forth below are certain accounting errors identified in the course of that review, which have been discussed with Deloitte & Touche and the Audit Committee of the Board of Directors. These issues also were reviewed with OFHEO in the course of discussions preceding our minimum capital submission as of September 30, 2005. We are continuing to review other policies and practices, some of which may further impact the accounting for these matters. We are working to quantify the financial statement impacts of these errors. Further, any conclusions reached during the accounting policy review are subject to further analysis in the course of the restatement and Deloitte & Touche’s re-audit.
Derivative Accounting
•	Hedge Accounting. Fannie Mae misapplied hedge accounting under Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, for certain of its derivatives, and as a result of this error expects to record an estimated net cumulative after-tax loss of approximately $8.4 billion as of December 31, 2004, excluding the impact of mortgage commitments (which are discussed below). This estimated loss is subject to change as a result of other accounting issues under review.
•	Accounting for Mortgage Commitments. Fannie Mae has concluded that, after adoption of Financial Accounting Standard No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities, it misapplied cash flow hedge accounting criteria for its mortgage commitments. Fannie Mae estimates that the net cumulative amount of after-tax losses relating to mortgage commitments deferred in accumulated other comprehensive income, referred to as AOCI, was approximately $2.4 billion as of December 31, 2004. This estimated loss is subject to change as a result of other accounting issues under review.
     We expect that the impact of the misapplication of derivative accounting rules will be material to Fannie Mae’s previously reported results for many, if not all, periods and will vary substantially from period to period based on the amount and types of derivatives held and fluctuations in interest rates and volatility. Fannie Mae’s restatements to eliminate hedge accounting will result in the recognition of derivative gains and losses in the period of occurrence that were previously deferred under hedge accounting and would have been recognized in future period earnings.
Reclassification of Securities
     Fannie Mae has determined that it misapplied generally accepted accounting principles (“GAAP”) relating to the classification of its investments in debt and equity securities under Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities. As a result, Fannie Mae must reclassify securities previously classified as “held-to-maturity” and discontinue use of the held-to-maturity category until two years after the last misclassified transaction. Fannie Mae expects to reclassify the majority of its held-to-maturity securities to the available-for-sale category. To the extent that securities are classified as available-for-sale, all unrealized gains and losses for those securities, net of taxes, for each reporting period will be recorded in equity as a component of AOCI. AOCI will vary substantially from period to period as a result of this reclassification, primarily due to changes in interest rates which affect the fair value of debt securities, but will not impact our regulatory capital position because AOCI is excluded from this calculation. Gains and losses on these securities will impact the carrying value of these assets, which will impact the amount of capital we are required to hold, but we do not expect the impact to be material.
     As part of its ongoing accounting review, Fannie Mae is also evaluating whether a portion of the securities in its portfolio should be reclassified as “trading.” To the extent that securities are classified as trading, unrealized gains and losses on those securities for each period will be recorded as a component of earnings.

Amortization of Premiums and Discounts
     Fannie Mae has determined that errors were made in its application of Financial Accounting Standard No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. The errors primarily relate to the assumptions we used in estimating the amortization rates of various premiums and discounts on securities and loans. To the extent that using the correct assumptions results in a change in amortization rates from previous estimates, it will affect the timing of the company’s recognition of premiums and discounts on securities and loans.
Guaranty Accounting
     Fannie Mae anticipates recording asset impairments with respect to certain of the periods being restated relating to the company’s accounting for certain guaranty assets that result from the “buy-up” of guaranty fees in connection with certain Fannie Mae mortgage-backed security (“Fannie Mae MBS”) issuances. To facilitate the pooling of mortgages into a Fannie Mae MBS, in certain transactions the monthly Fannie Mae MBS guaranty fee rate is adjusted for an upfront cash payment by Fannie Mae to the lender (a “buy-up”) or an upfront cash receipt from the lender to Fannie Mae (a “buy-down”) when the Fannie Mae MBS is formed. These amounts adjust Fannie Mae’s monthly guaranty fee so that the coupon rates on the Fannie Mae MBS are generally in increments of whole or half a point, which tend to be more easily traded. When Fannie Mae engages in buy-up transactions, it increases its guaranty assets by the amount of the buy-up and recognizes income over the expected life of the Fannie Mae MBS. Fannie Mae previously did not periodically assess these buy-ups for impairment, which is required by GAAP. During the course of the restatement, Fannie Mae will assess these guaranty assets for impairment and expects to record impairment relating to such assets in certain periods.
LIHTC and Synthetic Fuel Investments
     Fannie Mae has determined that it has made errors in the accounting for its Low Income Housing Tax Credit (“LIHTC”) investments. Fannie Mae incorrectly accounted for certain of its LIHTC investments using the effective yield method instead of the equity method of accounting. Restating the accounting for these investments using the equity method will affect the timing of recognition of losses during the restatement period and will result in more variability from period to period.
     Fannie Mae also recorded certain of its LIHTC investments on an “as funded” basis, rather than at the committed amount, as required by GAAP. Restating these investments at the committed amount will result in our recording an equal asset and liability for each of these investments.
     In addition, Fannie Mae incorrectly expensed interest on certain borrowings used to fund the construction of qualified real estate investments as the expense was incurred, rather than capitalizing the interest on such borrowings as required by GAAP. As a result, amounts previously recorded as interest expense will be added to the carrying value of the investment. The carrying value will then be subject to reduction through partnership losses and, potentially, impairments.
     Fannie Mae also has determined that it made certain errors in the calculation of impairment on these LIHTC investments. Previously reported impairment amounts also will need to be restated as a result of the impact of the errors described above on the carrying value of the company’s investment.
     Fannie Mae has concluded that it made certain similar errors in its accounting for investments in three synthetic fuel (referred to as “synfuel”) partnerships established in the 1990s. Given that Fannie Mae has limited investments in only three of such partnerships, we expect that our restatement relating to synfuel investments will not have a significant impact on our results of operations or financial condition.
Mortgage Insurance Accounting
     Fannie Mae is reviewing its historical accounting for insurance. Given the number of inquiries we have received on this topic, we are providing an interim discussion of this review.
     Fannie Mae previously recognized approximately $210 million, $240 million and $185 million of insurance premium expense for 2004, 2003 and 2002, respectively. The vast majority of these premiums related to policies covering mortgage credit losses. Other policies are general forms of corporate insurance, including directors’ and officers’ liability insurance, property and casualty insurance and workers’ compensation. We conducted an initial assessment to identify policies with terms or features that required further review to determine whether insurance accounting is appropriate and are in the process of reviewing those policies so identified. We will undertake additional review procedures relating to our accounting for insurance policies upon completion of this initial review.
     To date, we have determined that one mortgage insurance policy did not transfer sufficient underlying risk of economic loss to the insurer, and therefore does not qualify for accounting as insurance. Fannie Mae will restate its previously issued financial statements as a result of this error, the effect of which will be to generally record the premium paid as a deposit, with recoveries from the policy reflected as a reduction thereto, and to recognize credit losses with no reduction for any recoveries resulting from the insurance policy. At the time this insurance policy was originated, Fannie Mae paid a premium of approximately $35 million to insure the company’s losses in an amount equal to 20 percent of the unpaid principal balance of each loan contained within a portfolio of lower credit quality mortgage loans, up to an aggregate of approximately $39 million for all loans in the portfolio. This 20 percent coverage was supplemental to standard borrower- or lender-paid mortgage insurance that was in place for every loan that had an acquisition loan-to-value ratio in excess of 80 percent. Mortgage payments on this portfolio of loans were current at the time the policy was originated, but there was a high probability that we would incur at least $39 million in losses on this portfolio. The premium was amortized at approximately $13.5 million in each of 2002 and 2003 and approximately $8 million in 2004, while approximately $39 million of payments under the policy were largely received over a three-year period, principally in 2003 and 2004. We expect that the restatement relating to accounting for this policy will have no cumulative impact on our results of operations or financial condition as of September 30, 2005, but will impact reported earnings for certain restatement periods.
     We are continuing with the review of our accounting for insurance to determine whether additional policies were not accounted for properly. The Board has asked Paul, Weiss to review the circumstances surrounding this policy and to review other insurance arrangements. Fannie Mae is providing documents and information to OFHEO and the SEC regarding these matters in connection with their ongoing investigations.
Key Business and Market Issues
     Fannie Mae is a shareholder-owned corporation chartered by the U.S. Congress to increase the availability and affordability of homeownership in America. In accordance with our charter, we seek to achieve this mission objective by providing and maintaining liquidity in the secondary mortgage market. Our two primary businesses—our Portfolio Investment business and our Credit Guaranty business—each contribute to this liquidity function, and together serve to increase the total amount of funds available to finance mortgages for low-, moderate- and middle-income Americans.
     Our businesses are significantly affected by the dynamics of our underlying market—the secondary market for residential mortgage debt outstanding. These dynamics include the total amount of mortgage debt outstanding, the volume and composition of mortgage originations and the level of competition for mortgage assets among investors. Generally, the level of competition in our market has intensified in recent years, and our market remained extremely competitive in the third quarter of 2005.
     The following discussion highlights recent developments in our primary businesses.
Credit Guaranty Business
Single-family
     Our single-family business recorded a notable increase in market share of new mortgage-related securities issuance in the third quarter of 2005, with Fannie Mae’s market share rising approximately 3.4 percentage points to 27.1 percent compared with 23.7 percent in the second quarter of 2005. Our market share of new mortgage-related securities issuance also increased relative to both government-sponsored enterprise (“GSE”) and private-label competitors during the past year, a period marked by significant organizational transition. Our general success in retaining and expanding relationships with existing lending partners was a key driver of these gains, enabling substantial increases in our guarantee of lender-originated product. Additionally, our increased market share in the third quarter reflects our somewhat more positive assessment of the credit dynamics underlying certain products available for guarantee.
     Fannie Mae has been the largest agency issuer of mortgage-related securities in every year since 1990. This has contributed to our leadership position in the overall market for outstanding mortgage-related securities. Total gross Fannie Mae MBS outstanding (which includes Fannie Mae MBS held in Fannie Mae’s portfolio) was $1.900 trillion at June 30, 2005, representing 38.5 percent of outstanding mortgage-related securities. Total gross Fannie Mae MBS outstanding grew to $1.925 trillion at September 30, 2005 (comparable data for outstanding mortgage-related securities is not yet available for this period). The higher volume of tradable Fannie Mae MBS in the secondary market has generally enhanced the liquidity of our mortgage-backed securities compared to those issued by other market participants.
     The composition of mortgage originations continued to have a significant effect on our single-family business in the third quarter of 2005. Adjustable-rate mortgage (“ARM”) originations declined in the third quarter as a percentage of total originations, as the difference between rates for ARM loans and long-term fixed-rate loans narrowed considerably, reaching the tightest spreads recorded since 2001. Additionally, there was a notable decline in the proportion of ARM applications in the third quarter of 2005 compared with the prior quarter. Notwithstanding the third quarter decline in ARM originations, the proportion of ARM originations continued to exceed what we believe is indicated by the difference between short- and long-term mortgage rates. We believe that this dynamic reflects consumers’ use of ARM products to gain even marginally lower initial mortgage payments and other affordability features in the face of rapid home price appreciation in many markets. However, given the declines in both ARM originations and ARM applications in the third quarter, we believe that the start of a shift in consumer preference away from ARMs and towards conventional fixed-rate product may be occurring, though it is difficult to anticipate the pace or duration of this shift.
     Though long-term fixed-rate mortgages represent the substantial majority of assets underlying our Fannie Mae MBS, Fannie Mae has also traditionally played an active role in the secondary market for ARMs. We continue to believe that ARMs can be used as effective tools to manage personal finances by certain borrowers.
     The proportion of adjustable-rate assets acquired or guaranteed by Fannie Mae has increased substantially over the past several years. For the nine months ended September 30, 2005, ARMs represented an estimated 24 percent of our conventional single-family mortgage acquisitions; however, we estimate that ARMs represented approximately 14 percent of our conventional single-family mortgage credit book of business at September 30, 2005. Negative-amortizing and interest-only ARMs have represented an increased proportion of new business year-to-date. We estimate these products represent approximately 5 percent of our conventional single-family mortgage credit book of business. These estimates are based on conventional single-family mortgage loans (in our portfolio, underlying Fannie Mae MBS held in our portfolio and underlying Fannie Mae MBS held by others) for which we have loan-level data. We do not have loan-level data for all of the single-family credit risk exposure attributable to purchases by our Portfolio Investment business, such as Freddie Mac securities, Ginnie Mae securities, private-label securities and housing revenue bonds. These products for which we do not have loan-level data represent an estimated 8 percent of our total single-family mortgage credit book of business as of September 30, 2005, and an estimated 10 percent of our single-family mortgage acquisitions during the nine months ended September 30, 2005. We expect the inclusion of these products in our estimates would impact the percentages set forth in this paragraph.
     Originations of lower credit quality loans, loans with reduced documentation, and loans to fund investor properties (where the owner is not the primary resident) in 2005 remained substantially higher than historical norms. Private-label issuers—companies other than Fannie Mae, Freddie Mac and Ginnie Mae—continued to be a significant source of financing for these mortgages. Many private-label issues continued to be characterized by significant levels of “layered risk” mortgages (for example, an interest-only or negatively-amortizing ARM with reduced documentation and a high combined loan-to-value ratio where there is both a first-lien and second-lien mortgage at closing). While private-label market share of total mortgage-backed securities issuance declined in the third quarter, with Fannie Mae gaining a significant portion of lost private-label share, the dollar volume of private-label issuance reached an all-time high of $311.9 billion, representing over 50 percent of total new mortgage-backed securities issuance.
     Our single-family business has remained focused on the achievement of our regulatory and corporate mission objectives. Meeting certain of the goals defined by the Department of Housing and Urban Development (“HUD”), our mission regulator, has become more challenging largely due to the same shift in originations composition that has driven increases in private-label market share. As home price appreciation has grown considerably faster than per capita income gains in each of the past three years, many borrowers who fall into categories that would count toward our housing goals have opted for loan products other than conventional fixed-rate products to maintain affordability.
     We have maintained a disciplined approach to the management of credit risk in the current environment. Credit quality in our single-family business has remained strong. The weighted average original loan-to-value ratio for our conventional single-family mortgage credit book of business was 70 percent and the weighted average credit score was 720 at September 30, 2005.

The weighted average estimated mark-to-market loan-to-value ratio for our conventional single-family mortgage credit book of business was 54 percent at September 30, 2005. As noted above, we do not have loan-level data for an estimated 8 percent of our total single-family mortgage credit book of business as of September 30, 2005. We expect the inclusion of these products in our estimates would impact the averages set forth in this paragraph.
     Additionally, our single-family delinquency measures remained low through September 2005. We expect that our single-family delinquency rate will increase beginning in the fourth quarter of 2005 due to the impact of the Gulf Coast hurricanes. We will continue to evaluate the risk and pricing dynamics in this market and run our business in accordance with our risk disciplines.
Multifamily
     Fannie Mae is one of the most active participants in the multifamily mortgage market and the largest single holder of multifamily mortgage debt (including mortgage-related securities). Our multifamily business provides financing for affordable and market-rate rental housing on a nationwide basis and through a full range of economic conditions, thereby supporting both accessibility to financing and the liquidity of multifamily mortgage debt.
     Real estate fundamentals for the multifamily property sector continued to improve in the third quarter. Vacancies declined to approximately 6.5 percent nationally for institutional-type properties. In addition, asking rents generally increased during the third quarter.
     The dynamics of the multifamily originations market were largely unchanged from the second quarter, with historically high investor demand continuing to drive an intensely competitive market for multifamily product. As a result of the intensity of investor demand for multifamily assets, the proportion of loans meeting our credit profile and risk return requirements has declined.
     We believe that our adherence to disciplined credit standards is evident in our delinquency statistics, which remain within an historically low range. Fannie Mae’s multifamily delinquency rate was 0.09 percent at September 30, 2005. Our multifamily delinquency rate may increase beginning in the fourth quarter of 2005 due to the impact of the Gulf Coast hurricanes. We remain disciplined in our approach to underwriting and credit standards, and will continue to maintain our disciplined and proactive risk management approach to capital investment in the multifamily sector over the long-term.
Portfolio Investment Business
     Our portfolio investment business supports our primary liquidity function by purchasing and selling mortgage loans and mortgage-related securities through a full range of economic and competitive environments. Additionally, by issuing debt to both domestic and international investors to fund our mortgage purchases, our portfolio investment business helps to maintain a diversified funding base and to expand the total amount of capital available to finance housing in the United States.
     Prior to our September 27, 2004 agreement with OFHEO, Fannie Mae’s mortgage portfolio business pursued a disciplined growth strategy, buying mortgage loans and mortgage-backed securities when anticipated returns met or exceeded our hurdle rates, and generally holding these assets to maturity.
     Since our September 27, 2004 agreement with OFHEO, our portfolio activities have been conducted in the context of our capital plan, which defined the management of “total balance sheet size by reducing the portfolio principally through normal mortgage liquidations” as one of the key elements that would contribute to the achievement of our capital goal. Our assessment of the economic attractiveness of purchase and sale opportunities has been aligned with our need to lower portfolio balances to achieve our capital plan objectives. As in the first and second quarters, competition for mortgage assets in the third quarter significantly curtailed economically attractive purchase opportunities, while increasing the number of economically attractive opportunities to sell certain mortgage assets from our portfolio. Consequently, we have sold a considerably higher amount of mortgage assets from our portfolio in 2005 compared with historical norms. The heightened level of sales in our portfolio in 2005 has been facilitated by the previously announced reclassification of securities from held-to-maturity to available-for-sale, which will also provide greater flexibility in the future to sell assets from our portfolio. The $52.9 billion of assets sold from our portfolio in the third quarter were primarily traditional 15-year and 30-year mortgage-related securities, in addition to Real Estate Mortgage Investment Conduits (“REMICs”) that were structured from 15-year and 30-year Fannie Mae MBS held in our portfolio.
     Market dynamics have also affected the composition of assets in our portfolio. The proportion of floating rate assets in our portfolio remained high by historical standards in the third quarter, reflecting the composition of mortgage originations, the generally diminished availability of fixed-rate product that met our criteria for economic returns, and sales of fixed-rate Fannie Mae MBS from our portfolio. Floating rate assets generally have much lower prepayment variability than 30-year fixed rate mortgages. As a result of lower prepayment variability, a higher proportion of floating rate assets serves to lessen the overall levels of interest rate risk in our portfolio.
     The total notional value of outstanding derivative instruments used to hedge interest rate risk in our portfolio declined to $627.9 billion at September 30, 2005 compared with $989.3 billion at September 30, 2004. The key driver of this decline was the termination of off-setting positions in pay-fixed and receive-fixed swaps. The notional amount of swaptions at September 30, 2005 declined only slightly from year-ago levels despite a decrease in the amount of fixed-rate mortgages held in the portfolio.
     We have maintained our disciplined approach to managing interest rate risk in our portfolio. We believe the general effectiveness of our risk management strategies is reflected in our portfolio’s duration gap, a principal measure of interest rate risk, which has not exceeded plus or minus one month for twelve months, despite interest rate volatility that has resulted in 10-year Treasury yields ranging from a high of 4.64 to a low of 3.89 during that period.
     OFHEO announced on November 1, 2005 that Fannie Mae had achieved a 30 percent surplus over minimum capital at September 30, 2005. However, our requirement to maintain a 30 percent capital surplus will remain in effect at OFHEO’s discretion, and will not be automatically rescinded as a result of our achieving our capital plan requirements.
     When our capital surplus requirement is no longer in effect, our portfolio investment business will continue to focus on effectively supporting our chartered liquidity function while seeking to maximize total return for our investors. Management will not consider portfolio growth as a primary measure of performance for our Portfolio Investment business. Instead, management will measure the success of the Portfolio Investment business by our ability to maintain liquidity in the secondary mortgage market, and the total return we generate for our shareholders subject to our risk constraints. Consequently, our portfolio may grow or decline based upon the specific market dynamics during a given period. We will continue to generate revenue in the portfolio business principally through the difference between our cost of funding and the yield we earn on retained assets. We expect that revenue will be enhanced by our ability to capture economic value through purchase or sale transactions when market demand makes such transactions economically attractive. Additionally, management believes that our liquidity function will be enhanced by our consideration of both purchase and sale opportunities in the context of a given spread environment.
Administrative Expenses
     Administrative expenses totaled an estimated $562 million and $1,514 million for the third quarter and first nine months of 2005, respectively, compared to an estimated $382 million, $1,150 million, and $1,511 million for the third quarter, first nine months, and full year of 2004, respectively. Costs associated with the restatement process and related regulatory examinations, investigations and related litigation significantly increased administrative expenses through the third quarter of 2005. These costs totaled $168 million and $315 million for the third quarter and first nine months of 2005, respectively. Based on our current projections, we estimate restatement-related costs, including costs associated with technology investments, our litigation defense and our investigations and agreement with OFHEO, will total over $560 million for full year 2005. We anticipate that these restatement-related costs will have a substantial impact on administrative expenses until the restatement is completed.
The Election of a New Director and Appointment of New Officers
     Fannie Mae is announcing today the following officer appointments:
▪	Robert T. Blakely, III as Chief Financial Officer;

▪	Robert J. Levin as Chief Business Officer;

▪	Michael J. Williams as Chief Operating Officer;

▪	Carolyn Groobey as Senior Vice President, Strategy; and

▪	David S. Worley, III as Senior Vice President, Housing and Community Development Credit Risk.
     The company is also announcing today that Bridget A. Macaskill has been elected to join Fannie Mae’s Board of Directors as of December 1, 2005 and that Frederic V. Malek will retire from the Board of Directors at the end of the year.
     In a press release dated November 3, 2005, Fannie Mae announced the appointment of Mark Winer as Deputy and Acting Head of the company’s Chief Risk Officer organization.
     For more information, please see the announcements we are issuing today and issued on November 3, 2005, which we are posting on our website, www.fanniemae.com, and including as exhibits to a Form 8-K we will file with the SEC today that will also contain the narrative portions of this Form 12b-25.
Disclosures Regarding Certain Risks and Risk Management Practices
     Pursuant to a September 1, 2005 agreement with OFHEO, Fannie Mae is providing the following periodic disclosures regarding risks and risk management practices.
Subordinated Debt
     Fannie Mae has committed to issue subordinated debt in a quantity such that the sum of total capital (core capital plus general allowance for losses) plus the outstanding balance of qualifying subordinated debt will equal or exceed the sum of outstanding Fannie Mae MBS times 0.45 percent and total on-balance sheet assets times 4 percent. Subordinated debt will be discounted for the purposes of this calculation during the last five years before maturity in the following manner: one-fifth of the outstanding amount is excluded each year during the instrument’s last five years before maturity. When remaining maturity is less than one year, the instrument is entirely excluded. We have determined that, as of September 30, 2005, our outstanding subordinated debt plus total capital exceeded the sum of 0.45 percent of outstanding Fannie Mae MBS plus 4 percent of total on-balance sheet assets. Our determination that we are in compliance with our subordinated debt commitment reflects our current assessment of accounting issues we are reviewing and their estimated financial impact.
Liquidity Management
     Fannie Mae has made a commitment to maintain a functional contingency plan providing for at least three months of liquidity without relying upon the issuance of unsecured debt, and to periodically test the contingency plan in consultation with its OFHEO Examiner-in-Charge. As of September 30, 2005, we were in compliance with our commitment to maintain and test our contingency plan.
Interest Rate Risk
     In its September 1, 2005 agreement with OFHEO, Fannie Mae agreed to provide periodic public disclosures regarding the monthly averages of our duration gap. We disclose the duration gap on a monthly basis in our Monthly Summary Report, which is available on our website and filed with the SEC in a current report on Form 8-K. (See, e.g., the Form 8-K Fannie Mae filed with the SEC on October 28, 2005.) The duration gap on Fannie Mae’s portfolio averaged one month in September 2005.
     Fannie Mae also agreed to provide public disclosure regarding the impact on its financial condition of both a 50-basis point shift in rates and a 25-basis point change in the slope of the yield curve. We will begin providing this disclosure once we have current financial statements.
Credit Risk
     Pursuant to its September 1, 2005 agreement with OFHEO, Fannie Mae agreed to provide quarterly assessments of the impact on its expected credit losses from an immediate 5 percent decline in single-family home prices for the entire United States.
     The estimated sensitivity of our expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed Fannie Mae MBS at June 30, 2005 (the most recent date for which data are available), prior to the receipt of private mortgage insurance claims or any other credit enhancements, was $1,838 million, or 0.09 percent of our conventional single-family mortgage credit book of business, compared with 0.13 percent at June 30, 2004.
     After receipt of expected mortgage insurance and other credit enhancements, the estimated sensitivity of our expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed Fannie Mae MBS at June 30, 2005, was $802 million, or 0.04 percent of our conventional single-family mortgage credit book of business, compared with 0.06 percent at June 30, 2004.
Credit Ratings
     Fannie Mae agreed to seek to obtain a rating that will be continuously monitored by at least one nationally recognized statistical rating organization and that it would provide periodic public disclosure of the rating or ratings. The rating will assess, among other things, the independent financial strength or “risk to the government” rating of Fannie Mae operating under its authorizing legislation but without assuming a cash infusion or extraordinary support of the government in the event of a financial crisis.
     Standard & Poor’s current “risk to the government” rating for Fannie Mae is AA- and on CreditWatch Negative. Standard & Poor’s continually monitors this rating. The rating has remained on CreditWatch Negative since September 23, 2004.

     Moody’s Investors Service’s current “Bank Financial Strength Rating” for Fannie Mae is B+ with a stable outlook. Moody’s Investors Service continually monitors this rating.
Impact of Hurricanes Katrina and Rita
     Fannie Mae has previously reported that it estimates that its after-tax losses as of September 30, 2005 as a result of Hurricanes Katrina and Rita will be in a range of $250 million to $550 million. As a result, Fannie Mae has recorded a $257 million after-tax charge for the quarter ended September 30, 2005 relating to these hurricanes. The company will continue to assess the impact of Hurricanes Katrina and Rita as more information becomes available.
     Fannie Mae’s exposure to losses as a result of Hurricanes Katrina and Rita arises primarily from its guaranty of principal and interest payments due to holders of Fannie Mae MBS secured by property in the affected areas, its portfolio holdings of mortgages and mortgage-related securities secured by property in the affected areas, and real estate that it owns in the affected areas. Fannie Mae’s preliminary estimates of the financial impact of Hurricanes Katrina and Rita involve the exercise of considerable judgment and assumptions about uncertain matters. For example, these estimates could be impacted negatively or positively if insurance recoveries, including flood insurance, the number of properties damaged, the extent of the damage, or property values are less or more than the company has assumed. These preliminary estimates are inherently imprecise due to a variety of factors, including the company’s inability to access portions of the affected areas and the limited availability of reliable data regarding the condition of properties in the affected areas. Further, the estimated range does not reflect potential issues with the pace of economic recovery in the regions affected by Hurricanes Katrina and Rita. Accordingly, the range Fannie Mae has estimated is based on current information, and may change as new information becomes available.
     In response to Hurricanes Katrina and Rita, Fannie Mae has instituted mortgage relief provisions designed to meet the individual needs of borrowers facing hardship as a result of the hurricanes. Fannie Mae’s disaster relief provisions allow lenders to help borrowers in several ways, including suspending or reducing mortgage payments for up to 18 months or more and permitting repayment of the amounts deferred over time. In addition, Fannie Mae has established new single-family underwriting flexibilities for disaster relief that will help borrowers affected by the hurricanes to acquire new homes. Fannie Mae has also identified 1,500 single-family properties from its inventory of real estate owned for rent-free leasing to individuals and families displaced by Hurricanes Katrina and Rita for up to 18 months.
Achievement of Capital Restoration Plan
     On November 1, 2004, OFHEO announced that Fannie Mae achieved the 30 percent capital surplus requirement over the minimum capital requirement as of September 30, 2005, as required by OFHEO. The minimum capital requirement takes into account Fannie Mae’s current assessment of accounting issues it is reviewing and their estimated financial impact, as well as Fannie Mae’s preliminary estimate of after-tax losses related to Hurricanes Katrina and Rita.
Legislative Developments
     The U.S. Congress is considering legislation to strengthen regulatory oversight of the government sponsored housing enterprises. We support these efforts as part of restoring the market’s trust and confidence in Fannie Mae, which, in turn, is critical to our ability to fulfill our mission of raising capital to finance affordable housing.
     The House Financial Services Committee and the Senate Banking, Housing, and Urban Affairs Committee have advanced GSE regulatory oversight legislation during the current session of Congress. The separate House and Senate bills address key elements of the GSEs’ business and regulation including regulatory structure, capital standards, receivership, scope of GSE activities, affordable housing goals, portfolio composition and size, and expanded regulatory oversight over GSE officers and directors. The House bill also provides for a fund to support affordable housing to be funded by a specified percentage of our profits. On October 26, 2005, the House of Representatives passed H.R. 1461, the bill reported by the House Financial Services Committee, by a vote of 331-90.
     The enactment into law of the various legislative provisions under consideration, depending on their final terms and on how they were applied by our regulator within the scope of its authority, could have a material adverse effect on future earnings, shareholder returns, ability to fulfill our mission, and ability to recruit and retain qualified officers and directors. It is also possible that in the legislative process provisions that go beyond the elements described above and that further alter Fannie Mae’s charter and ability to fulfill its affordable housing mission could be enacted.
     We cannot predict the prospects for the enactment, timing or content of any legislation or its impact on our financial prospects.